                                                                 EXHIBIT (d)(7)

                             DELTA AIR LINES, INC.

                                FIRST AMENDMENT
                                       TO
                          DELTASHARE STOCK OPTION PLAN

         THIS FIRST AMENDMENT ("Amendment") to the Delta Air Lines, Inc. DeltaShare Stock Option Plan (the "Plan") amends the Plan effective as of such time as this Amendment is approved by the shareowners of the Company. Capitalized terms not otherwise defined herein will have the meaning ascribed to such terms in the Plan.

         1. Section 2.16 of the Plan is amended and restated to read in its entirety as follows:

                  "2.16 "Stock" means the Common Stock, $1.50 par value, of the Company."

         2. Section 4.1 of the Plan is amended and restated to read in its entirety as follows:

                  "4.1    Stock Reserved. The total number of shares of Stock
         reserved and available for distribution under the Plan shall be 29,400,000, which number reflects the two-for-one split of the Common Stock of the Company effective in 1998. Stock issued under the Plan may be either authorized and unissued shares or treasury shares. Notwithstanding the foregoing, such number of shares of Stock as are subject to Stock Options that are cancelled pursuant to the Stock Option Exchange Program (as defined in Article 12 hereof) and as are necessary to grant Replacement Options (as defined in Article 12 hereof) in exchange for such cancelled Stock Options will again be available for distribution pursuant to such Replacement Options and, otherwise, shares of Stock subject to such cancelled Stock Options will not be available for distribution under the Plan."

         3. The Plan is amended to add the following Article 12, which reads in its entirety as follows:

                  "ARTICLE 12 - STOCK OPTION EXCHANGE PROGRAM

                  12.1 In General. At such time as the Committee determines advisable, the Company will be permitted (but not required) to offer certain Participants, to be designated by the Committee in its sole discretion ("Eligible Participants"), who hold Eligible Options (as defined below), a one-time opportunity to elect to surrender such Eligible Participant's Eligible Options for cancellation ("Surrendered Options") in exchange for the grant of replacement options to purchase shares of Stock to be granted under the Plan ("Replacement Options") on a date to be determined by the Committee that is no less than six months and one day following the cancellation of such Surrendered Options (such exchange, the "Stock Option Exchange Program"). The Stock Option Exchange Program and the Replacement Options shall have the terms and conditions set forth or provided for in this Article 12. Except to the extent otherwise determined by the Committee, the Stock Option Exchange Program will be structured so that the Company avoids incurring financial accounting charges as a result thereof.

                  To participate in the Stock Option Exchange Program and receive any grant of Replacement Options, a Participant must be an Eligible Participant on each of the following dates: (i) the date the Stock Option Exchange Program commences, (ii) the date the period during which Surrendered Options may be surrendered for cancellation pursuant to the Stock Option Exchange Program expires and (iii) the date of grant of the Replacement Options.

                  12.2 Eligible Options. For purposes of the Stock Option Exchange Program, the term "Eligible Option" shall mean an outstanding Stock Option granted under the Plan having an Option Price equal to or in excess of $25.00 per share.

                  12.3 Exchange Ratio. In exchange for three shares of Stock subject to Surrendered Options, a Replacement Option to purchase one share of Stock will be granted, subject to any adjustments for transactions or events specified in Section 4.2 of the Plan. Notwithstanding the foregoing, if the number of shares subject to a Replacement Option determined by application of the foregoing exchange ratio is a fractional number, such fractional number will be rounded up to the nearest whole number for the purposes of determining the number of such shares. In determining the number of Replacement Options to be granted in exchange for Surrendered Options, the foregoing exchange ratio shall be applied separately to Surrendered Options having the same Grant Date and the resulting number of Replacement Options shall then be rounded in accordance with the foregoing.

                  12.4 Terms of Replacement Options. Notwithstanding any other provision of the Plan, Replacement Options shall have the terms set forth in this Section 12.4 and such other terms and conditions as may be determined by the Committee in accordance with the provisions hereof.

                  12.4.1. Exercise Price. The price at which a share of Stock covered by a Replacement Option may be purchased shall be the closing price of the Stock on the New York Stock Exchange on the date of grant, if the date is a trading day, and, if not, on the previous trading day.

                  12.4.2. Option Exercise Period and Term. Each Replacement Option will become exercisable on the first anniversary of its date of grant and immediately exercisable, vested and nonforfeitable upon a change in control of the Company. For the purpose of the foregoing, a "change in control of the Company" shall have such meaning as may be determined by the Committee in accordance with the provisions hereof. Subject to Article 7 of the Plan, each

         Replacement Option, once exercisable, will be exercisable for the remaining term of the Surrendered Options in exchange for which it is granted and for an additional period of time beyond such remaining term equal to the period of time from the date of cancellation of such Surrendered Options through and including the date of grant of such Replacement Option. Following such period for which a Replacement Option is exercisable, such Replacement Option shall expire and no shares of Stock may be purchased thereunder.

                  12.4.3. Non-Qualified Options. All Replacement Options shall be deemed "non-qualified" for purposes of the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

                  12.5 Administration. In addition to the authority of the Committee set forth in Section 3.2 of the Plan, which authority the Committee shall have with respect to the Stock Option Exchange Program and the Replacement Options, the Committee shall have full discretionary authority to establish rules, terms and conditions for the commencement, continuation and/or consummation of the Stock Option Exchange Program, to establish the forms of award agreements for Replacement Options, to determine the extent to which the Stock Option Exchange Program will result in the Company incurring financial accounting charges and to adopt such further rules, terms and conditions relating to the Stock Option Exchange Program and the Replacement Options that are consistent with the provisions set forth in this Article 12, including, without limitation, provisions specifying and/or limiting the Eligible Participants. The Committee will have total and exclusive responsibility to control, operate, manage and administer the Stock Option Exchange Program in accordance with its terms and conditions and all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Stock Option Exchange Program. Without limiting the generality of the preceding sentences, the Committee will have the exclusive right to interpret the Stock Option Exchange Program, decide all questions concerning eligibility for and the terms of the exchange pursuant to the Stock Option Exchange Program, construe any ambiguous provision of the Stock Option Exchange Program, correct any default, supply any omission, reconcile any inconsistency, and decide all questions arising in the administration, interpretation and application of the Stock Option Exchange Program. The Committee will have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Program, including, without limitation, its construction of the terms of the Stock Option Exchange Program. It is the intent of the Stock Option Exchange Program that the decisions of the Committee and its actions with respect to the Stock Option Exchange Program will be final and binding upon all persons having or claiming to have any right or interest in or under the Stock Option Exchange Program.

                  Without limiting the generality of the foregoing, the Committee shall have the right in its sole discretion to provide for such modifications and additional terms and conditions ("special terms") to the Stock Option Exchange Program as the Committee may consider necessary or appropriate to accommodate differences in local law, policy or custom, or to facilitate administration of the Stock Option Exchange Program. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Stock Option Exchange Program as it may consider necessary or appropriate for purposes of implementing any special terms, without thereby affecting the terms of the Stock Option Exchange Program."

         4. All references in the Plan and this Amendment to the "Plan" shall be deemed to be references to the Plan as amended hereby. Unless the context requires otherwise, references in Sections 3.2, 4.2, 6.2, 6.5, 6.6, 6.7, 7.2, 7.3, 9.4, 9.6 and the first sentence of Section 7.1 of the Plan to "Stock Options," "Participants" and "Option Price" shall, in addition, be deemed to be references to "Replacement Options," "Eligible Participants" and "the price at which a share of Stock covered by a Replacement Option may be purchased" (as described in Section 12.4.1), respectively.

         5. This Amendment does not supersede the terms and conditions of the Plan, except to the extent expressly described herein, and the Plan, as amended hereby, shall remain in full force and effect as so amended.